Exhibit 99.1

FOR IMMEDIATE RELEASE ON THURSDAY, NOVEMBER 8, 2007

KODIAK OIL & GAS CORP. REPORTS THIRD QUARTER 2007
FINANCIAL AND OPERATIONAL RESULTS

DENVER — November 8, 2007 — Kodiak Oil & Gas Corp. (AMEX: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and the Williston Basin of North Dakota and Montana, today reported financial and operating results for the three and nine months ended September 30, 2007.

Third Quarter 2007

The Company reported a net loss for the three months ended September 30, 2007 of approximately $22.0 million, or $0.25 per basic and diluted share, as compared to a net loss of approximately $389,000, or $0.01 per basic and diluted share, for the same period in 2006. The third quarter 2007 net loss included a $20 million non-cash charge related to the impairment of the carrying value of oil and gas properties.  Excluding the impairment, Kodiak would have reported a net loss of $1.9 million, or $0.02 per share.  Total revenues were approximately $2.5 million for the quarter versus approximately $1.3 million in the third quarter of 2006.  Oil and gas revenues increased 111% to approximately $2.2 million for the third quarter of 2007 on an 89% increase in production volumes over the third quarter of 2006. Crude oil revenue accounted for 90% of total third quarter 2007 oil and gas revenue.

Adjusted EBITDA was $816,000 for third quarter 2007 as compared to $350,000 for the same period in 2006.  Kodiak defines adjusted EBITDA as net income before interest, taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment charges and gains or losses on foreign currency exchange.  A reconciliation of adjusted EBITDA, a non-GAAP measure, to net income, as well as important disclosures about the use of this measure, are included in this news release and in the Company’s filings on Form 10-Q.

Nine Months Results

The Company reported a net loss for the nine months ended September 30, 2007 of $36.9 million, or $0.42 per basic and diluted share, as compared to a net loss of $1.4 million, or $0.02 per basic and diluted share, for the same period in 2006.  Included in 2007 year to date earnings is a non-cash impairment of $34.0 million. Excluding the impairment, results for the nine months ended September 30, 2007 would have been a net loss of $2.9 million or $0.03 per share. Total revenues were approximately $7.0 million in the first nine months of 2007 versus $3.4 million in 2006.  Oil and gas sales were $5.6 million for the first nine months of 2007 versus $2.8 million in the same period in 2006.  The increase in oil and gas revenue was largely attributable to production volume increases, as gas sales volumes increased 61% and oil volumes increased 108%.

For the nine months ended September 30, 2007, Kodiak reported adjusted EBITDA of $2.1 million.  This compares to approximately $968,000 of adjusted EBITDA for the same period in 2006.  Net cash provided by operating activities for the nine-month period in 2007 was $617,000 as compared to $375,000 used in operating activities during the same period in 2006.

As of September 30, 2007, Kodiak had $19.4 million in cash and cash equivalents, $18.6 million of working capital and no long-term debt.

Impairment Charge
Kodiak adheres to the full cost method of accounting for its oil and gas properties, which requires a quarterly ceiling test to determine whether the net capitalized costs of its oil and gas properties exceed the present value of estimated future net revenues from proved reserves under Securities Exchange Commission (SEC) guidelines.  The SEC guidelines require the use of current prices and costs without consideration for forecasted price changes, expected operating efficiencies, or the development of unproved reserves.  Natural gas prices used in the ceiling test calculation at September 30, 2007 were $0.98 per Million British thermal units (MMBtu) for gas production in Wyoming, where the entire write-down occurred, and $5.63 per MMBtu for gas produced in North Dakota and Montana.  Crude oil prices were based on the West Texas Intermediate (WTI) posting of $78.25 less applicable differentials.  Under these parameters, the Company’s carrying value of its oil and gas properties exceeded the present value of estimated future revenues by $20.0 million, and an impairment expense for this amount was recorded for the quarter.  Also, in the nine-month period Kodiak recorded an impairment expense of $14.0 million at March 31, 2007.

Commenting on the impairment charge, Kodiak’s President and CEO, Lynn Peterson said: “The nine-month impairment charge of $34.0 million is generally attributed to the capital invested in the early-stage exploration of our Vermillion Basin deep gas play that to date has not yielded production in commercial quantities nor qualified reserves.  Of course, the continued low Rocky Mountain gas prices received also factored into the ceiling test calculation.   Kodiak continues to devote capital expenditures to the Vermillion Basin project and since inception has drilled only four deep Vermillion wells.  We continue to refine our geologic model while focusing on identifying optimal drilling and completion techniques because we firmly believe a large natural gas resource underlies our leasehold.  We are constantly looking to lower per-well investment in the basin by decreasing drilling days and identifying the best completion techniques available to tight-gas producers, which we believe, regional natural gas prices notwithstanding, help us as we work to establish production and reserves in the Vermillion deep play.”

Production and Operations Activity

Kodiak increased production 78% to 52.9 million cubic feet (MMcf) of natural gas in the quarter, compared to 29.8 MMcf for the same period last year.  Oil production volumes were up 92% to 27,553 barrels for the third quarter 2007, compared to 14,316 barrels in the third quarter of 2006.  Total production increased 89% to 36,366 barrels of oil equivalent (BOE) for the third quarter 2007, compared to 19,280 BOE in the same quarter last year.

The average gas price received for the quarter decreased 11% to $4.28 per thousand cubic feet of natural gas (Mcf), as compared to the $4.82 per Mcf received in 2006.  The average oil price received was up 14% to $71.65 per barrel for the quarter, as compared to the $62.66 per barrel received in the second quarter of 2006. For the first nine months of 2007, gas prices averaged $4.97 per Mcf, down from $5.96 per Mcf in 2006.  Oil prices were up modestly to $61.44 per barrel versus $58.93 in 2006.  Kodiak’s oil and gas production is currently unhedged.

During the first nine months of 2007, Kodiak invested $39.9 million for exploration and development of its leasehold.  The company drilled 11 gross wells (6.25 net).  Of these, three gross wells (2.0 net) have been completed, five (2.32 net) were dry holes and three (1.9 net) wells remain in progress.

Williston Basin—Montana and North Dakota
Tall Bear Project
Kodiak continues to actively lease acreage for prospective oil production from the Bakken shale in Dunn County, N.D.  This area has experienced significant drilling activity over the past year, and other operators have announced some very encouraging results to the north and south of Kodiak’s leasehold position.  Kodiak has acquired 9,369 gross (6,442 net) acres on this prospect area.  We are presently awaiting approval of a permit to drill from the Bureau of Land Management and the Bureau of Indian Affairs.

Four Bear Project

Just to the north and northwest of the Tall Bear prospect we are actively leasing in an area that we refer to as Four Bear.  To further oil and gas activity here, the Company recently entered into a participation agreement with a private independent exploration and production company to jointly lease and develop certain properties where we have a 50% working interest.  Both parties to the participation agreement expect to spud the first well in the first half of 2008 as permits are secured.

Commenting on Williston Basin activities, Peterson said: “Given strong results by others here, we continue to actively acquire acreage in Dunn County, N.D.  The acreage is prospective for potentially prolific Bakken shale oil production in a play concept that has been emerging over the past couple of years.  Given the unprecedented oil price environment, we have attempted to reallocate at least some of our capital to try and maximize our exposure to oil production.  We believe this strategy is especially valid given the depressed Rocky Mountain natural gas prices in advance of Rockies Express pipeline.  In assembling a Bakken presence in Dunn County, we were fortunate to enter a participation agreement with a large, respected, private exploration and production company where we will divide the leasehold and its operations on a 50/50 basis.   Together with our partner we can double our efforts to explore and best recover the hydrocarbons that may be contained in the leasehold.  We are not changing our overall corporate focus, but rather are capitalizing on an ideal time to develop one of our core crude oil operating areas while prices are strong and per-well economics are incredibly compelling.  It is a strategy that is consistent with our stated philosophy of maintaining a balance between oil and gas production.  We intend to best leverage our Bakken exposure in what is our first opportunity to successfully assemble a meaningful acreage position in a rapidly developing oil play.”

Vermillion Basin—Wyoming

During the third quarter 2007, the NT Federal #4-35H-R well (KOG operates with 100% WI) was re-entered, side-tracked and vertically drilled to the Baxter, Frontier and Dakota formations to a total depth of 14,434 feet.   Kodiak obtained full cores over 60-foot intervals from the NT Federal #4-35 which are being evaluated for gas in place, rock properties as well as mechanics and fracture orientation among other reservoir characteristics.  In October, the Dakota and Frontier intervals were fracture-stimulated while the uphole Baxter shale pay is scheduled to be fracture- stimulated in late November 2007.  We intend to announce results from the well when the fracture stimulation work is completed.

Kodiak also drilled the HB #5-3 well (KOG operates with 80% WI) to a total depth of 13,534 feet to evaluate the Baxter and Frontier zones.   The well was fracture-stimulated in the Frontier sand in October and the Baxter shale is currently being stimulated.  We intend to announce results from the well when the fracture stimulation work is completed.

During the quarter, Kodiak completed the data acquisition phase of its 43-square mile seismic survey program on the northern block of its acreage.  Processing and interpretation of the data is expected to be completed in the fourth quarter.  Once the seismic data is fully interpreted and merged into existing data, the cores from the NT Federal #4-35 are fully evaluated, and the two aforementioned wells are completed, the Company will be able to best establish its 2008 Vermillion Basin drilling program.

Commenting on the Vermillion Basin, Peterson, said: “The Vermillion play continues to progress as we move up the learning curve with respect to the complex geology and our drilling and completion techniques.  Exploration during the second half of 2007 has been dedicated to honing our knowledge of the play and refining our understanding of the hydrocarbon system.  We have acquired seismic, cored one well which is currently being analyzed, and focused intently on deconstructing our completion work to employ changes to our fracture stimulation procedures. Upon thorough evaluation of these important data points, we can best proceed with well location selection for the 2008 program.  We are reviewing options to fund our 2008 exploration program, including joint ventures with industry and financial partners.”

Conference Call

In conjunction with Kodiak’s release of its third quarter 2007 results, you are invited to participate in a conference call with management on Friday, November 9, 2007 at 11:00 a.m. Eastern Standard Time.

Date:	Friday, November 9, 2007

Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST

Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International)
Passcode 21928863

Internet:	Live and rebroadcast over the Internet: log on to www.kodiakog.com

Replay:	Available through Sunday, November 11, 2007 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 21928863 and for 30 days at www.kodiakog.com

Use of Non-GAAP Financial Measures

This news release includes non-GAAP financial measures entitled “Adjusted EBITDA.”  For a reconciliation of this non-GAAP financial measures to its most comparable financial measure under GAAP, as well as for a description as to why management believes that this measure is useful for investors, see the footnotes following the tables at the end of this press release.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, headquartered in Denver, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com.  The common shares of the Company are listed for trading on the American Stock Exchange under the symbol “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Information inferred from the interpretation of drilling results may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a well is actually developed. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, and the Company’s expectations regarding production from its Williston property. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, President, Kodiak Oil & Gas Corp., +1-303-592-8075

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended September 30, 2007.

KODIAK OIL & GAS CORP.

CONSOLIDATED BALANCE SHEETS

	(UNAUDITED)	(AUDITED)
	September 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$19,364,686	$58,469,263
Accounts receivable
Trade	1,904,740	1,877,185
Accrued sales revenues	756,606	666,990
Prepaid expenses and other	163,343	103,707
Total Current Assets	22,189,375	61,117,145

Property and equipment (full cost method), at cost:
Proved oil and gas properties	63,750,176	27,167,338
Unproved oil and gas properties	20,132,339	19,607,474
Wells in progress	6,318,482	7,700,415
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(40,193,045)	(2,224,962)
Net oil and gas properties	50,007,952	52,250,265
Other property and equipment, net of accumulated depreciation of $153,622 in 2007 of $102,231 in 2006	324,463	181,752
Restricted Investments	253,339	224,452

Total Assets	$72,775,129	$113,773,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,579,461	$9,879,104

Noncurrent Liabilities:
Asset retirement obligation	368,280	249,695
Total Liabilities	3,947,741	10,128,799

Commitments and Contingenicies - Note 4
Stockholders’ Equity:
Common stock, $0.01 par value: authorized-100,000,000 Issued: 87,931,926 shares in 2007 and 87,548,426 shares in 2006	879,319	875,484
Additional paid-in capital	113,452,690	111,384,998
Accumulated deficit	(45,504,621)	(8,615,667)
Total Stockholders’ Equity	68,827,388	103,644,815
Total Liabilities and Stockholders’ Equity	$72,775,129	$113,773,614

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues:
Gas production	$226,116	$143,504	$750,591	$558,768
Oil production	1,974,133	897,085	4,896,077	2,252,499
Interest	305,749	232,446	1,323,987	599,285
Total revenue	2,505,998	1,273,035	6,970,655	3,410,552

Cost and expenses:
Oil and gas production	460,867	194,021	1,197,639	543,681
Depletion, depreciation, amortization and accretion	2,036,384	494,829	4,062,397	1,374,019
Asset impairment	20,000,000	—	34,000,000	—
General and administrative	2,091,145	980,100	5,380,549	3,270,534
(Gain) on currency exchange	(97,523)	(6,627)	(780,976)	(374,770)
Total costs and expenses	24,490,873	1,662,323	43,859,609	4,813,464

Net loss	$(21,984,875)	$(389,288)	$(36,888,954)	$(1,402,912)

Basic & diluted weighted-average common shares outstanding	87,799,774	74,939,654	87,658,770	69,706,082

Basic & diluted net loss per common share	$(0.250)	$(0.005)	$(0.421)	$(0.020)

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(36,888,954)	$(1,402,912)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	4,062,397	1,374,019
Asset impairment	34,000,000	—
Stock based compensation	1,689,377	1,372,152
Changes in currrent assets and liabilites:
Accounts receivable-trade	(27,555)	(678,549)
Accounts receivable-accrued revenue	(89,616)	(204,253)
Prepaid expenses and other	(59,636)	(107,462)
Accounts payable and accrued liabilities	(2,069,346)	(728,440)

Net cash provided by (used in) operating activities	616,667	(375,445)

Cash flows from investing activities:
Oil and gas properties	(39,855,687)	(22,111,417)
Equipment	(218,820)	(23,457)
Restricted investment	(28,887)	(64,400)

Net cash (used in) investing activities	(40,103,394)	(22,199,274)

Cash flows from financing activity:
Proceeds from the issuance of shares	382,150	39,631,330
Stock issuance costs	—	(2,909,299)
Net cash provided by financing activities	382,150	36,722,031

Net change in cash and cash equivalents	(39,104,577)	14,147,312

Cash and cash equivalents at beginning of the period	58,469,263	7,285,548

Cash and cash equivalents at end of the period	$19,364,686	$21,432,860

Supplemental cash flow information
Oil & gas property accrual included in
Accounts payable and accrued liabilities	$375,100	$1,726,890

Asset retirement obligation	$100,379	$85,725

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gain on foreign currency and stock-based compensation (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance.  The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity.  The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program.  Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

Reconciliation between Adjusted EBITDA and net income is provided in the tables below for the three- and nine-month periods ended September 30.

	Nine Months ending September 30,		Three Months ending September 30,
	2007	2006	2007	2006
Reconciliation of Adjusted EBITDA:

Net Loss	$(36,888,954)	$(1,402,912)	$(21,984,875)	$(389,288)
Add back:
Depreciation, depletion, amortization and accretion	4,062,397	1,374,019	2,036,384	494,829
Asset impairment	34,000,000	—	20,000,000	—
(Gain) on foreign currency exchange	(780,976)	(374,770)	(97,523)	(6,627)
Stock based compensation expense	1,689,377	1,372,152	861,583	251,059

Adjusted EBITDA	$2,081,844	$968,489	$815,569	$349,973